UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 5, 2018

Installed Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36307	45-3707650
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

495 South High Street, Suite 50

Columbus, Ohio 43215

(Address of principal executive offices, zip code)

(614) 221-3399

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2018, Installed Building Products, Inc. (the “Company”), as part of the Company’s previously announced stock buyback program, entered into a share repurchase agreement (the “Share Repurchase Agreement”) with PJAM IBP Holdings, Inc. (the “Stockholder”) for the purchase of 150,000 shares of its common stock, par value $0.01 per share, of the Company (the “Common Stock”) in a privately-negotiated transaction (the “Share Repurchase”). The Stockholder advised the Company that the shares are being sold for tax planning purposes.

Jeff Edwards, our Chief Executive Officer, has beneficial ownership of the shares held by the Stockholder, an Edwards family entity. The repurchased shares represent 2% of the total shares of the Company’s Common Stock beneficially owned by Jeff Edwards. After the Share Repurchase, Jeff Edwards will continue to beneficially own 7,289,396 shares of the Company’s Common Stock, or approximately 23% of the Company’s outstanding shares.

The price per share for the Share Repurchase equals $34.11, which was the last reported sales price of the Company’s Common Stock on November 2, 2018, less a discount of 3.0%, for a total purchase price of $5.1 million. The repurchase will be funded from the Company’s cash on hand.

The foregoing description is qualified in its entirety by reference to the full text of the Share Repurchase Agreement, which is filed as Exhibit 10.1, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Share Repurchase Agreement, dated November 5, 2018, by and between Installed Building Products, Inc. and PJAM IBP Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSTALLED BUILDING PRODUCTS, INC.

Date: November 5, 2018	By:	/s/ Michael T. Miller
Executive Vice President and
Chief Financial Officer